Exhibit 99.1

ARCA BIOPHARMA ANNOUNCES PATENT ISSUANCE FOR METHODS AND

COMPOSITIONS OF S-ISOMER FORMULATION OF GENCARO

Patent Includes Methods for Treating Multiple Cardiovascular Disease Indications

Westminster, CO, February 4, 2015 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically targeted therapies for cardiovascular diseases, today announced that the U.S. Patent and Trademark Office (USPTO) has issued a patent on methods and compositions of the S-isomer formulation of GencaroTM (bucindolol hydrochloride). The patent (USP# 8946284), entitled “Methods and Compositions involving (S)-Bucindolol,” provides intellectual property protection in the United States for the use of S-isomer Gencaro (Gencaro substantially free of its R-stereoisomer) as a potential treatment for right ventricular heart failure, congestive heart failure, hypertension, angina, myocardial infarction, cardiac arrhythmia, mitral valve prolapse, hypertrophic obstructive cardiomyopathy, or acute dissecting aortic aneurysm.

“We are pleased with the USPTO’s issuance of this patent, which we believe broadens our intellectual property protection around Gencaro in multiple important cardiovascular disease indications which impact large patient populations globally,” said Michael R. Bristow, President and Chief Executive Officer of ARCA. “This patent is a result of ARCA’s continued focus on innovation in cardiovascular drug development. The S-isomer of Gencaro contains the high affinity beta-1 and beta-2 receptor-blocking action as well as nitric oxide generating activity. In GENETIC-AF, our on-going Phase 2B/3 clinical trial, we are evaluating racemic (contains both S and R isomers) Gencaro as a potential treatment for the prevention of atrial fibrillation in a pharmacogenetically defined heart failure population at high risk of developing recurrent atrial fibrillation.

About ARCA biopharma

ARCA is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being evaluated as a potential treatment for atrial fibrillation in the Phase 2B/3 GENETIC-AF clinical trial, which is enrolling patients in the United States and Canada. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first approved genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, the potential for S-isomer Gencaro to possibly be a treatment for several different cardiovascular indications, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2013, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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